Exhibit 99.1

newsrelease

Headquarters Office

13737 Noel Road, Ste. 100

Dallas, TX 75240

tel: 469.893.2000

fax: 469.893.8600

www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (469) 893-2522

Florida Attorney General, Tenet Resolve All State Issues

Company to Provide $4 Million for Uninsured Patient Care and Pay $3 Million to Medicaid Unit and Hospitals; Settlement Ends Pricing Lawsuit and Other Investigations

DALLAS – Feb. 21, 2006 – Tenet Healthcare Corporation (NYSE:THC) announced today that it has reached a broad agreement with Florida Attorney General Charlie Crist to resolve all matters involving Tenet that are currently being litigated or investigated by the Florida attorney general’s office.

The matters being resolved include a civil lawsuit regarding Medicare outlier payments that was filed by the attorney general’s office in March 2005 on behalf of 13 county hospital districts, health care systems and non-profit corporations in Florida. None of Tenet’s South Florida hospitals were named as individual defendants in the attorney general’s lawsuit.

The settlement also ends an investigation begun in mid-2003 by the Florida Medicaid Fraud Control Unit of certain Medicaid payments and a separate investigation begun in early 2005 by that unit of certain Medicaid psychiatric billings at a Tenet hospital in South Florida. The lawsuit and the investigations were all previously disclosed by the company. In the settlement agreement the company did not admit, and specifically denied all of the allegations made in the suit.

As part of the settlement, Tenet will pay a total of $7 million, which the company will record as a charge in its fourth quarter ended Dec. 31, 2005. This includes $4 million to establish a fund to pay for care of indigent, uninsured patients at the 13 county hospital districts and systems in Florida who were plaintiffs in the lawsuit. It also includes a $3 million payment to be allocated among the Florida Medicaid Fraud Control Unit and the public hospitals in Florida.

“We are pleased by our cooperative dialogue with Attorney General Crist that has resulted in a fair and reasonable resolution of these legacy issues,” said Tenet General Counsel Peter Urbanowicz. “We appreciate the attorney general’s recognition of the important role that Tenet’s hospitals play in the delivery of health care to the people of South Florida, and our entire organization pledges our continuing commitment to provide quality care to every patient that comes through our doors. Our 15 hospitals in Palm Beach, Broward and Dade counties treat more than 176,000 patients annually and employ more than 13,000 Floridians.”

Tenet has been a leader in finding solutions for the uninsured since it announced its groundbreaking Compact With Uninsured Patients in January 2003. Under the Compact, Tenet hospitals provide managed-care style discounts to all uninsured patients and charity care to those with no ability to pay. “This settlement continues Tenet’s commitment and our $4 million contribution provides another means for dealing with the uninsured crisis in Florida,” Urbanowicz said.

Specifically, the settlement will end the suit pending in U.S. District Court in Miami entitled State of Florida, Office of the Attorney General, Department of Legal Issues, et al. v. Tenet Healthcare Corporation. The settlement does not resolve a separate purported class action civil lawsuit filed in March 2005 on behalf of Boca Raton Community Hospital and most other private acute care hospitals in the United States. In that suit, which is entitled Boca Raton Community Hospital Inc. v. Tenet Healthcare Corporation, Tenet has filed a motion for partial summary judgment and has asserted in legal filings that the case cannot legally proceed as a class action.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.